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                                                                     EXHIBIT 5.1

                                      September 19, 1996

Sync Research, Inc.
7 Studebaker
Irvine, CA 92718

    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 19, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 330,500 shares of your Common Stock reserved for issuance under the Sync Research, Inc. 1996 Non-Executive Stock Option Plan (the "1996 Plan") and 446,760 shares of your Common Stock reserved for issuance under the Assumed TyLink Corporation 1994 Equity Incentive Plan (the "Assumed Plan") (all of which constitute the "Shares"). The 1996 Plan and the Assumed Plan are referred to as the "Plans." As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the plan, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation